Exhibit 10.15

NimbleGen Systems Inc.

One Science Court

Madison, WI 53711

September 9, 2003

Dr. Stanley Rose

P.O. Box 1645

St. John, USVI 00831

Dear Stan:

This letter will confirm our agreement with respect to the terms of your employment by NimbleGen Systems Inc. (the “Company”). We have agreed as follows:

1. Term of Employment and Duties. You will be employed by the Company on a part-time basis as the President and Chief Executive Officer of the Company starting on September 9, 2003, and continuing until your employment is terminated as a result of your death or pursuant to Paragraph 11 below. During the term of your employment, you agree to devote your best efforts and skills and at least one-half of the business time and attention that normally would be associated with a full-time chief executive officer position to the business and affairs of the Company. Subject to this minimum time commitment, the amount of time you devote to the business and affairs of the Company will be at your discretion.

2. Compensation. In consideration of your services to the Company:

(a) During the term of your employment, the Company will pay you a salary at the per diem rate of One Thousand Two Hundred Fifty and No/100 Dollars ($1,250.00) for each full day of service to the Company and Six Hundred Twenty-Five and No/100 Dollars ($625.00) for each half day of service, payable according to the regular payroll practices of the Company. In addition, you may be eligible for bonus compensation in the discretion of the Board of Directors of the Company.

(b) Effective as of the execution and delivery of this agreement, you have been granted an option to purchase 180,000 shares of the Company’s Common Stock on the terms set out in the Award Agreement between you and the Company executed and delivered contemporaneously with this agreement.

3. Expenses and Benefits.

(a) The Company will pay or reimburse you for all reasonable expenses incurred by you in furtherance of the Company’s business, subject to your compliance with the reimbursement guidelines of the Company in effect from time to time concerning expense reimbursements. These expenses include, but are not limited to, reasonable costs for travel by you to and from your office in St. John to attend to Company business.

(b) During the term of your employment, you will be entitled to participate, on the same terms and conditions as other senior employees of the Company, in any health insurance, disability insurance, life insurance, retirement, and other similar fringe benefit plans made available during your employment with the Company. You acknowledge that you have no rights in any such plans except as expressly provided under the terms of such plans, including provisions establishing minimum hours or other eligibility requirements, and that such plans may be terminated, modified or supplemented at any time. However, if you do not satisfy the eligibility requirements for participation in the health insurance plan, and you are not eligible to participate in the health insurance plan of another employer, the Company will pay the cost of any personal health insurance policy carried by you (including coverage for your dependents who would be eligible for coverage under the Company’s health plan) up to a maximum of $1,250 per month. Notwithstanding the foregoing, given your part-time status, you will not be eligible to participate in the Company’s vacation or sick leave plans.

(c) As a director and officer of the Company, you will be provided with insurance coverage under the directors and officers liability insurance coverage maintained by the Company.

4. Company Acknowledgments.

(a) The Company acknowledges and agrees that you will not be required to work full time for the Company and that you may, from time to time, provide consulting and/or other services to other entities, provided that such other engagements comport with your obligations set forth in this agreement.

(b) The Company acknowledges and agrees that you will continue to remain active as a member of the Board of Directors of Opgen, Inc. and that you may, in the future, be appointed to be a member of the Board of Directors of another company (or other companies), provided that such other appointments comport with your obligations set forth in this agreement. The Company further agrees that it will not unreasonably interfere with your ability to serve on any such Boards.

5. Confidential Information. You agree that:

(a) During the term of your employment with the Company, you will not directly or indirectly use or disclose any Confidential Information or Trade Secret Information except in the interest of and for the benefit of the Company and/or any of its subsidiaries or successors in interest. After termination of your employment with the Company, you will not directly or indirectly use or disclose any Trade Secret Information unless (i) you first secure written consent from the Company to such disclosure or use, (ii) the information ceases to be deemed a Trade Secret by means of one of the exceptions set forth below, or (iii) you are ordered to disclose the same by a court of competent jurisdiction or are otherwise required to disclose the same by law, and you promptly notify the Company of such requirement. For two years following the termination of your employment with the Company, you will not directly or indirectly use or disclose any Confidential Information unless (i) you first secure written consent of the Company to such disclosure or use, (ii) such information ceases to be deemed Confidential Information by means of one of the exceptions set forth below, or (iii) you are ordered to disclose the same by a court of competent jurisdiction or are otherwise required to disclose the same by law, and you promptly notify the Company of such disclosure. The term “Trade Secret” or “Trade Secret Information” shall have that meaning set forth under Wisconsin law. The term “Confidential Information” shall mean all non-Trade Secret information of the Company or its subsidiaries which has value to the Company or its subsidiaries (whether or not in written form) and which is not known to the public generally (absent your disclosure), including but not limited to any product or service offered or under development by the Company or its subsidiaries (including without limitation any technical information, know-how, or manufacturing or engineering specifications, components or procedures) or any other confidential information regarding the business of the Company and its subsidiaries (including without limitation confidential knowledge, operating instructions, competitive strategies , litigation files, customer lists, financial data, and personnel-related information). Notwithstanding the foregoing, the terms “Trade Secret Information,” “Trade Secret” and “Confidential Information” shall not include, and the obligations set forth in this agreement shall not apply to, any information which (i) can be demonstrated by you to have been known by you prior to your employment by the Company, (ii) is or becomes generally available to the public through no act or omission by you, (iii) is obtained by you in good faith from a third party who discloses such information to you on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed, or (iv) is independently developed by you outside the scope of your employment without use of Confidential Information or Trade Secrets.

(b) Upon the termination of your employment with the Company you will promptly surrender to the Company, or destroy and certify such destruction to the Company, any documents, materials, or computer or other electronic records containing any Trade Secrets or Confidential Information which are in your possession or under your control.

6. Disclosure and Assignment of Inventions. You agree to disclose promptly and fully to the Company all inventions, improvements or discoveries which relate to the businesses now conducted by the Company or which relate to any other business conducted by the Company in the future and during the term of your employment with the Company, made or conceived by you, solely or jointly with others, whether or not developed on your own time or with the Company’s resources (“Company-Related Inventions”). All right, title and interest in and to any Company-Related Inventions will belong exclusively to the Company, and you agree to execute and deliver whatever documentation may be requested by the Company to confirm such ownership. You also agree to provide reasonable assistance to the Company, upon its request and at its expense, (i) to obtain patents for any Company-Related Inventions in any and all countries, and (ii) in any controversy or legal proceeding relating to any Company-Related Inventions, or to the patents resulting therefrom. Nothing in this paragraph, however, is intended to or shall be deemed to limit, conflict with, or in any way alter any of your obligations to OpGen, Inc. pursuant to your obligations under the Non-Disclosure, Inventions and Non-Competition Agreement between you and OpGen, Inc., as currently in effect.

7. Nonsolicitation of Employees. You agree that you will not, directly or indirectly, at any time during the term of your employment by the Company, or during the one-year period following the termination of your employment with the Company, encourage any employee of the Company or its subsidiaries to terminate his or her employment with the Company or its subsidiaries so as to accept employment elsewhere or to diminish or curtail the services such person provides to the Company and its subsidiaries.

8. Noncompetition and Nonsolicitation of Customers.

(a) You agree that, during the term of your employment with the Company, and during the one-year period following the termination of your employment with the Company, for whatever reason, you will not, without the prior written consent of the Company, accept employment in any managerial capacity or in any position involving the selling of products or services with, or directly or indirectly consult with or provide advice or assistance in the areas of management, operations or sales to, any person or entity engaged in the business of developing, manufacturing or selling for gene expression or gene sequencing DNA microarrays or related products or developing or providing microarray services or related products.

(b) You agree that:

(1) During the term of your employment with the Company, you will not, without the prior written consent of the Company, directly or indirectly, divert or attempt to divert Customers’ business from the Company or its subsidiaries anywhere the Company or its subsidiaries does or is taking steps to do business. The term “Customer” shall mean any individual or entity for whom/which the Company or its subsidiaries has provided services or products or made a proposal to perform services or provide products.

(2) During the one-year period following the termination of your employment with the Company, for whatever reason, you will not, directly or indirectly, solicit business from any Restricted Customer in any manner which competes with products or services offered by the Company or its subsidiaries, or directly or indirectly divert or attempt to divert any Restricted Customer’s business from the Company or its subsidiaries. For purposes hereof, a “Restricted Customer” is any individual or entity who/which meets both of the following conditions: (i) for whom or for which the Company or its subsidiaries provided products or services during the 24 months preceding the termination of your employment and (ii) with whom and with which you had direct contact on behalf of the Company or its subsidiaries during the term of your employment with the Company and during the 24 months preceding the termination of your employment.

9. Employee Acknowledgements and Disclosures.

(a) You recognize that irreparable and incalculable injury will result to the Company and its businesses and properties in the event of your breach of any of the restrictions imposed by Paragraphs 5 through 8, above. You therefore agree that, in the event of any such actual, impending or threatened breach, the Company will be entitled, in addition to any other remedies and damages available to it, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by you and by any other person or entity from whom/which you may be acting or who/which is acting for you or in concert with you.

(b) You acknowledge and represent that the scope of the restrictions contained in this agreement are appropriate, necessary and reasonable for the protection of the business, goodwill and property rights of the Company and its subsidiaries. You further acknowledge that the restrictions imposed will not prevent you from earning a living in the event of, and after, the end of your employment with the Company for whatever reason.

(c) You confirm that you are not subject to any contractual, statutory or other restrictions that you believe will conflict with or restrict your ability to perform the duties for which you are being hired as described in this agreement. Specifically, we acknowledge the restrictions contained in the Non-Disclosure, Inventions and Non-Competition Agreement between you and OpGen, Inc., and the Consulting Agreement between you and Sention Inc., but you confirm your belief that these restrictions will not conflict with or restrict your ability to perform the duties for which you are being hired as described in this agreement. While you are employed by the Company, we understand that you will comply with any restrictions to which you are subject under these agreements. We also acknowledge that such conflicts could develop in the future because of changes in the business operations of the Company or the business operations of the companies in which you are or have been involved, and we acknowledge receipt of your memorandum regarding potential future conflicts.

10. Board of Directors. For as long as you serve as the President and Chief Executive Officer of the Company, the Company shall use its best efforts to ensure that you are appointed and maintained as, and you agree to serve as, a member of the Board of Directors of the Company.

11. Termination. Your employment by the Company is at will and may be terminated at any time by you or by the Company, for any reason or no reason, upon written notice given by the party exercising such termination right to the other party. As a condition of the Company exercising its right under this provision, the Company will tender payment to you of all outstanding compensation then due to you pursuant to this agreement.

12. Miscellaneous.

(a) This agreement and all questions of its interpretation, performance and enforcement and the rights and remedies of parties will be determined in accordance with the laws of the State of Wisconsin without application of conflict of law principles.

(b) The Company will deduct from the payments to be made to you under this agreement any federal, state or local withholding or other taxes or charges which the Company is from time to time required to deduct under applicable law, and all amounts payable to you under this agreement are stated before any such deduction.

(c) This agreement supersedes any and all prior agreements, whether written or oral, between the Company or any representative thereof and you relating to the services to be performed by you for the Company or your compensation for such services, and all such prior agreements are null and void. This agreement also supersedes and replaces the Confidentiality Agreement between you and the Company dated April 25, 2002, which is null and void except to the extent of any rights arising under such agreement for a failure to comply with its terms which exist as of the execution and delivery of this agreement.

(d) This agreement may be amended or modified only in writing.

If this letter correctly sets forth your understanding of our agreement, please sign a copy in the space provided below and return it to the Company.

Very truly yours,

NIMBLEGEN SYSTEMS INC.

/s/ Robert J. Palay
Robert J. Palay
Chairman of the Board of Directors

I confirm my agreement with

the terms and conditions of this letter.

/s/ Stanley D. Rose
Date: September 9, 2003